EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville and Lancaster, Kentucky

For Immediate Release May 18, 2023

Contact:

Kentucky First Federal Bancorp

Don Jennings, President
Clay Hulette, Vice President

(502) 223-1638

Kentucky First Federal Bancorp Announces Completion of Stock Repurchase Plan

Kentucky First Federal Bancorp (Nasdaq: KFFB) the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Kentucky, Frankfort, Kentucky (the “Company”), announced that the Company has substantially completed the stock repurchase program which was initiated on February 3, 2021 and pursuant to which the Board of Directors authorized the repurchase of up to 150,000 shares of the Company’s common stock.

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry; changes in the level of inflation; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; the impact of the interest rate environment on our business, financial condition and results of operations; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; the ability to pay future dividends at currently expected rates; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, the potential effects of the COVID-19 pandemic on the local and national economic environment, on our customers and on our operations (as well as any changes to federal, state and local government laws, regulations and orders in connection with the pandemic),and the Risk Factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022 and the Company’s Form 10-Q for the period ended March 31, 2023. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2023, the Company had approximately 8,097,695 shares outstanding of which approximately 58.4% was held by First Federal MHC.